Exhibit 99.1

Dyax Corp. Announces Second Quarter 2010 Financial Results

-Quarter Highlighted By 266% Increase in KALBITOR® (ecallantide) Patients-

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 28, 2010--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2010. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

  Patients currently in KALBITOR AccessSM program expanded to 264
  HAE patients with KALBITOR® (ecallantide) at their treatment center increased to 117, a 266% increase over Q1
  2010 KALBITOR net sales reached $3.2 million, which represents a 55% increase over Q1
  Second quarter 2010 net operating cash usage reduced to $11.4 million
  First half 2010 operating costs reduced by 25%, despite adding new KALBITOR commercial launch expenses
  Cash, cash equivalents and investments at June 30, 2010 total $94.4 million

Total revenues for the second quarter ended June 30, 2010 increased to $15.1 million, as compared to $4.8 million for the same quarter in 2009. Total revenues for the six months ended June 30, 2010 increased to $35.2 million from $10.8 million in the comparable period in 2009. For the six month 2010 period, the increase in revenues was due to $3.2 million of net product sales of KALBITOR, which became commercially available during the first quarter of 2010 for treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. Additionally, $13.8 million of revenue was recognized following Cubist Pharmaceuticals' termination of its development of DX-88 for blood loss during cardiac surgery. In the second quarter of 2010, the Company recognized approximately $9.8 million of revenue for the sale of its rights to royalties and other payments related to the commercialization of Xyntha® by Pfizer, Inc. Quarterly revenues are expected to fluctuate due to the timing and amount of future milestone payments, the clinical activities of our collaborators and licensees, the timing and completion of contractual commitments, and the timing of KALBITOR sales during the commercial launch of KALBITOR.

“The second quarter of 2010 is the first full quarter of our launch of KALBITOR,” commented Gustav A. Christensen, President and Chief Executive Officer of Dyax. “KALBITOR Access, which is designed as a one-stop point of contact for treatment support service for patients with HAE and their healthcare providers, now has 264 patients, including 117 patients with drug in-place at treatment sites. Our KALBITOR case managers, who provide comprehensive product and disease information, treatment site coordination, financial assistance for qualified patients and reimbursement facilitation services, are an important element in the early success of our commercial launch of KALBITOR.”

Cost of product sales for KALBITOR for the three and six months ended 2010 were $92,000 and $128,000, respectively. Costs associated with manufacturing KALBITOR drug substance, which were incurred in 2009 prior to FDA approval, were expensed as research and development costs and accordingly are not included in the cost of product sales during the 2010 period reported. This existing supply of KALBITOR is expected to meet anticipated commercial needs well into 2011.

Research and development expenses for the second quarter of 2010 decreased to $8.0 million, as compared to $11.4 million for the same quarter in 2009. For the six months ended June 30, 2010, research and development expenses decreased to $15.8 million, as compared to $30.7 million for the comparable period in 2009. The 2010 decreases in research and development expenses were primarily related to cost savings resulting from a restructuring in March 2009, lower KALBITOR manufacturing costs and other reduced external research and development expenses.

Selling, general and administrative expenses for the second quarter of 2010 increased to $8.4 million, as compared to $5.2 million for the same quarter in 2009. For the six months ended June 30, 2010, selling, general and administrative costs increased to $17.0 million, as compared to $13.0 million for the comparable period in 2009. The higher selling, general and administrative costs in 2010 were primarily due to increased infrastructure to support the commercialization of KALBITOR, including the addition of sales and marketing personnel, as well as other external marketing activities.

For the quarter ended June 30, 2010, Dyax reported a net loss of $5.3 million or $0.05 per share, as compared to a net loss of $14.4 million or $0.23 per share for the comparable quarter in 2009. For the six months ended June 30, 2010, Dyax reported net loss was $4.3 million or $0.05 per share, as compared to $39.3 million or $0.62 per share for the comparable period in 2009.

As of June 30, 2010, Dyax had cash, cash equivalents, and investments totaling $94.4 million, exclusive of restricted cash.

“The ongoing commitment to effectively manage our resources has been demonstrated by the significant reduction of operating expenses during the first half of 2010, a period which includes the additional costs for infrastructure to support the commercialization of KALBITOR,” stated George Migausky, Executive Vice President and Chief Financial Officer. “Even with those new commercial costs, our net operating cash burn has been reduced and we have the necessary capital to support the KALBITOR launch and other strategic projects.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, July 28, 2010
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-561-2601
International callers, dial 617-614-3518
Passcode 75833843
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through August 25, 2010 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 85472668. The webcast will be archived on the Dyax website for an indefinite period of time.

About KALBITOR (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

KALBITOR AccessSM

Patients and healthcare providers can contact KALBITOR AccessSM to receive information and work with program staff to research patient health insurance coverage for KALBITOR. KALBITOR Access is designed as a one-stop point of contact for information about KALBITOR. The program is staffed with dedicated health insurance specialists and nurse case managers who will help coordinate access to KALBITOR. Patients and healthcare providers can call 1-888-4KALBITOR (1-888-452-5248) for information or visit www.KALBITOR.com to learn more.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, the gastrointestinal tract, the genitalia, and in the larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on discovering, developing and commercializing novel biotherapeutics for unmet medical needs. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Our lead product, DX-88, has been approved under the brand name KALBITOR® (ecallantide) in the United States for the treatment of acute attacks of hereditary angioedema in patients 16 years of age and older.

In June 2010, Dyax announced a strategic partnership with Sigma-Tau to develop and commercialize subcutaneous DX-88 for the treatment of hereditary angioedema (HAE) and other therapeutic indications throughout Europe, North Africa, the Middle East and Russia. Dyax and Sigma-Tau will work together with the European Medicines Agency as it reviews our Marketing Authorization Application for potential approval to market DX-88 for HAE in the European Union.

DX-88 is being investigated for its therapeutic potential in other angioedema indications (acquired and ACE inhibitor-induced angioedemas) and, through a collaboration with Fovea Pharmaceuticals (a subsidiary of sanofi aventis), is in a Phase 1 trial for retinal vein occlusion-induced macular edema.

DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for KALBITOR’s U.S. market launch, and the supply of KALBITOR and its product costs. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the commercial launch and market acceptance of KALBITOR and its future sales levels; the amount and timing of milestone and royalty payments from Dyax’s collaborations and its Licensing and Funded Research Program; dependence on maintaining and expanding Dyax’s existing collaborations and licenses for development, clinical trials, manufacturing, sales and distribution of KALBITOR and other products under development; the uncertainty of negotiations with potential partners and collaborators; Dyax’s changing requirements and costs associated with planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp. KALBITOR Access is a service mark of Dyax Corp.

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$1,931	$-	$3,174	$-
Development and license fee revenues	$13,211	$4,818	$32,016	$10,797
Total revenues, net	$15,142	$4,818	$35,190	$10,797

Costs and expenses:
Cost of product sales	92	-	128	-
Research and development expenses	8,034	11,421	15,803	30,692
Selling, general and administrative expenses	8,372	5,164	16,951	12,993
Restructuring costs	-	-	-	1,936

Total costs and expenses	16,498	16,585	32,882	45,621

Gain (loss) from operations	(1,356)	(11,767)	2,308	(34,824)

Other income (expense):
Interest income	48	66	75	179
Interest and other expenses	(3,953)	(2,718)	(6,690)	(4,665)
Total other expense	(3,905)	(2,652)	(6,615)	(4,486)

Net loss	$(5,261)	$(14,419)	$(4,307)	$(39,310)

Basic and diluted net loss per share	$(0.05)	$(0.23)	$(0.05)	$(0.62)

Shares used in computing basic and diluted net loss per share	97,568,409	63,679,410	87,995,184	63,386,244

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2010	2009
	(In thousands)
Assets

Cash, cash equivalents and short-term investments	$94,373	$52,395
Accounts receivable, net	4,305	2,723
Inventory	1,103	578
Other current assets	2,485	2,816

Total current assets	102,266	58,512

Fixed assets and intangibles, net	3,227	4,112
Other non-current assets	2,188	2,177

Total assets	$107,681	$64,801

Liabilities and Stockholders' Deficit

Accounts payable and other current liabilities	$11,847	$14,041
Deferred revenue	18,517	30,130
Note payable and other long-term debt	56,911	59,232

Total liabilities	87,275	103,403

Common stock and additional paid-in capital	442,483	379,202
Accumulated deficit and other comprehensive income	(422,077)	(417,804)

Total stockholders' deficit	20,406	(38,602)

Total liabilities and stockholders' deficit	$107,681	$64,801

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations and
Corporate Communications
njones@dyax.com